Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded conference call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)
Walmart reports Q4 EPS of $1.67, full year EPS of $5.02;
Walmart U.S. gains market share, adds $4.7 billion in comp sales for year;
Company announces FY 14 dividend of $1.88, up 18% or $0.29 per share

•
Wal-Mart Stores, Inc. (Walmart) reported fiscal year 2013 fourth quarter diluted earnings per share from continuing operations (EPS) of $1.67, a 10.6 percent increase compared to last year. Full year EPS were $5.02, also a 10.6 percent increase over last year. The company's quarter and full year performance benefited from a lower than expected effective tax rate. Last year's fourth quarter EPS were $1.51.

•
The company announced its annual fiscal year 2014 dividend of $1.88 per share, an 18 percent increase or $0.29 per share, over last year's dividend of $1.59 per share. [Note: Please see separate release on dividend dated Feb. 21, 2013.]

•
Walmart U.S. added more than $10 billion in net sales during fiscal year 2013, including approximately $4.7 billion in comp sales. For the fourth quarter, Walmart U.S. reported a 1.0 percent comp sales increase. Walmart U.S. gained market share[1] in "food, consumables, health & wellness/OTC," as well as the entertainment categories and toys.

•	Walmart International grew net sales 7.4 percent to $135.2 billion for the year. On a constant currency basis[2], net sales would have increased 7.8 percent to $135.7 billion.

•	Consolidated net sales reached $466.1 billion for the year, an increase of more than $22 billion, or growth of 5.0 percent.

•	All three operating segments and the total company leveraged operating expenses for the year.

•	Consolidated operating income was $27.8 billion for the full year, an increase of 4.7 percent over last year.

•	Walmart reported strong free cash flow[2] of $12.7 billion for the 12 months ended Jan. 31, 2013, an 18.1 percent increase over last year.

•	Return on investment[2] (ROI) for fiscal year ended Jan. 31, 2013 was 18.2 percent.

•	The company returned $13.0 billion to shareholders through dividends and share repurchases during fiscal year 2013.

1 Sources: The Nielsen Company, 13 weeks ended Jan. 26, 2013. The NPD Group, three-month period ending Dec. 31, 2012.
2 See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Feb. 21, 2013 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the fourth quarter and full year ended Jan. 31, 2013.

Net sales for the fourth quarter of fiscal 2013 were $127.1 billion, an increase of 3.9 percent from $122.3 billion in last year's fourth quarter. On a constant currency basis1, net sales would have increased 3.7 percent to $126.8 billion. Membership and other income decreased 7.8 percent to $815 million, due to lower other income. Total revenue for the fourth quarter was $127.9 billion, a 3.9 percent increase over last year.

Income from continuing operations attributable to Walmart for the fourth quarter was $5.6 billion, up 7.9 percent. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the fourth quarter of fiscal 2013 were $1.67. The effective tax rate for the fourth quarter was 27.7 percent, which was lower than the company's expectations, and compares to 30.9 percent last year. The fourth quarter effective tax rate benefited from a number of discrete tax items, including positive impact from fiscal 2013 legislative changes, most notably the American Taxpayer Relief Act of 2012. In comparison, EPS for the fourth quarter of last year were $1.51.

Fiscal 2013 results

Consolidated net sales for the full fiscal year were $466.1 billion, an increase of 5.0 percent over fiscal 2012. Net sales included approximately $4.0 billion from acquisitions and approximately $4.5 billion of negative impact from currency exchange rate fluctuations. Membership and other income was $3.0 billion, a decrease of 1.6 percent from the prior year. Total revenue was $469.2 billion, an increase of 5.0 percent or $22.2 billion.

Income from continuing operations attributable to Walmart was $17.0 billion, a 7.8 percent increase from $15.8 billion last year. For fiscal 2013, EPS were $5.02 versus last year's EPS of $4.54, an increase of 10.6 percent. The effective tax rate for the full year was 31.0 percent, compared to 32.6 percent for the prior year. This rate was below the company's annual guidance of 32.5 to 33.5 percent, primarily due to the fourth quarter discrete tax items noted above.

Company well positioned for long term

"Walmart topped off a really good year with a solid fourth quarter, and I'm proud of what we accomplished as a team," said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. "Every day, our associates around the world deliver on our mission to help customers save money so they can live better. Together, we added $22 billion in sales to top $466 billion. Walmart U.S. was a key driver of our five percent net sales increase.

"Our management team is focused on a few key areas critical to Walmart's long-term success," Duke added, as he outlined them.

•	Delivering a strong Walmart U.S. business

•	Improving returns for International

•	Driving greater efficiency through disciplined capital allocation

•	Meeting our five-year leverage goal

•	Investing in Global eCommerce, and

•	Continuing to strengthen our company's compliance organization

1 See additional information at the end of this release regarding non-GAAP financial measures.

"We have high expectations for fiscal 2014, and I'm optimistic as I look ahead," he said. "Walmart is operating in markets that offer continued opportunity for growth, both in our stores and online. With our core Walmart U.S. business operating so well, our investments in e-commerce and our international markets focused on growth and improving returns, we are truly the best positioned global retailer."

Leverage

The company leveraged operating expenses for the full year, including the $157 million of professional fees and expenses related to the ongoing Foreign Corrupt Practices Act (FCPA) matter.

"Fiscal year 2013 was the first year of our five-year plan to reduce operating expenses as a percentage of sales by at least 100 basis points," said Charles Holley, executive vice president and chief financial officer. "We made progress toward our five-year goal, reducing expenses for the year by 14 basis points. Walmart U.S. led this effort. The entire company has rallied around this leverage challenge, and we expect we will continue to see progress towards this goal."

Strong returns

During the fourth quarter, the company repurchased approximately 42.3 million shares for $2.9 billion, bringing the full year repurchases to 113.2 million shares for $7.6 billion. In addition, the company paid $1.3 billion and $5.4 billion in dividends for the quarter and year, respectively. For the year, Walmart returned $13.0 billion to shareholders through dividends and share repurchases.

Walmart ended the year with free cash flow1 of $12.7 billion, compared to $10.7 billion in the prior year. Excellent cash flows from operations and disciplined capital allocation helped deliver very strong free cash flow.

Return on investment1 (ROI) for the year ended Jan. 31, 2013 was 18.2 percent, compared to 18.6 percent for the prior year. The decline was primarily driven by acquisitions and currency exchange rate fluctuations.

Guidance

"In fiscal 2013, we reported EPS of $1.09 for the first quarter. We expect first quarter fiscal 2014 EPS to range between $1.11 and $1.16," Holley said. "These estimates consider current economic factors that are affecting customers in many of our markets.

“We know there are challenges ahead, but we believe our strong financial position, along with our EDLC and EDLP operating model, will continue to produce strong sales and returns for our shareholders,” Holley said. “In fiscal 2013, we reported full year EPS of $5.02. For fiscal 2014, we expect EPS to range between $5.20 and $5.40, which includes increased fiscal 2014 costs of around $0.09 per share for our e-commerce operations. We are excited about the opportunities these investments will provide."

Fiscal 2014 EPS guidance assumes that currency rates remain at today's levels and takes into account the company's forecast for the annual effective tax rate to range between 32.0 and 33.0 percent. Additionally, the company's guidance considers the costs associated with the FCPA and compliance matters, which are estimated to be approximately $40 to $45 million for the first quarter of fiscal 2014.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
Net Sales: (dollars in billions)	2013	2012	Percent Change	2013	2012	Percent Change
Walmart U.S.	$74.665	$72.789	2.6%	$274.490	$264.186	3.9%
Walmart International	37.949	35.486	6.9%	135.201	125.873	7.4%
Sam’s Club	14.490	14.010	3.4%	56.423	53.795	4.9%
Total Company	$127.104	$122.285	3.9%	$466.114	$443.854	5.0%

The following explanations provide additional context to the above table for the three months ended Jan. 31, 2013.

•
Walmart International's net sales included approximately $200 million related to an acquisition and a positive impact of approximately $147 million from currency exchange rates. On a constant currency basis,[1] net sales would have been $37.6 billion, an increase of 6.0 percent over last year.

•	Net sales for Sam's Club, excluding fuel, were $13.0 billion, an increase of 3.2 percent from last year.

•	Consolidated net sales, on a constant currency basis,[1] would have increased 3.7 percent to $126.8 billion.

The following explanations provide additional context to the table for the fiscal years ended Jan. 31.

•
Walmart International's net sales included approximately $4.0 billion related to acquisitions and a negative impact of approximately $4.5 billion from currency exchange rate fluctuations. On a constant currency basis,[1] net sales would have been $135.7 billion, an increase of 7.8 percent over last year.

•	Net sales for Sam's Club, excluding fuel, were $49.8 billion, an increase of 4.6 percent from last year.

•	Consolidated net sales, on a constant currency basis,[1] would have increased 5.1 percent to $466.7 billion.

Segment operating income

Segment operating income was as follows:

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
Segment Operating Income: (dollars in billions)	2013	2012	Percent Change	2013	2012	Percent Change
Walmart U.S.	$6.372	$6.111	4.3%	$21.500	$20.391	5.4%
Walmart International	2.436	2.297	6.1%	6.694	6.182	8.3%
Sam’s Club	0.502	0.520	(3.5)%	1.963	1.848	6.2%

1 See additional information at the end of this release regarding non-GAAP financial measures.

The following explanations provide additional context to the above table.

•	Walmart U.S. grew operating income faster than sales for the quarter and full year.

•
Walmart International's operating income included a net positive impact of approximately $80 million related to an acquisition and currency exchange rate fluctuations in the fourth quarter. Full year operating income included a net negative impact of approximately $56 million related to acquisitions and currency exchange rate fluctuations.

•	On a constant currency basis,[1] Walmart International's operating income would have increased 2.6 percent and 9.2 percent for the fourth quarter and full year, respectively.

•
Operating income for Sam's Club, excluding fuel, decreased 6.0 percent for the quarter, due primarily to a reduction in gross profit margin from price investment strategies. Full year operating income, excluding fuel, increased 5.9 percent, growing faster than sales.

•	Consolidated operating income, on a constant currency basis,[1] would have increased 1.4 percent for the quarter and 4.9 percent for the year.

"The Walmart U.S. team continued to deliver results," said Bill Simon, Walmart U.S. president and chief executive officer. "For the quarter, operating income grew 170 basis points faster than sales, and for the year, we grew operating income faster than sales in every quarter."

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 52-week retail calendar for the periods ended Jan. 25, 2013 and Jan. 27, 2012, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	1/25/2013	1/27/2012	1/25/2013	1/27/2012	1/25/2013	1/27/2012
Walmart U.S.	1.0%	1.5%	1.0%	1.5%	0.0%	0.0%
Sam’s Club	2.3%	5.4%	2.5%	6.8%	0.2%	1.4%
Total U.S.	1.2%	2.1%	1.3%	2.4%	0.1%	0.3%

	Without Fuel		With Fuel		Fuel Impact
	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	1/25/2013	1/27/2012	1/25/2013	1/27/2012	1/25/2013	1/27/2012
Walmart U.S.	1.8%	0.2%	1.8%	0.2%	0.0%	0.0%
Sam’s Club	3.6%	5.1%	3.9%	8.4%	0.3%	3.3%
Total U.S.	2.1%	0.9%	2.2%	1.6%	0.1%	0.7%

1 See additional information at the end of this release regarding non-GAAP financial measures.

During the 13-week period, the Walmart U.S. comp was driven by an increase in average ticket of 1.1 percent, and a traffic decline of 10 basis points. According to the Nielsen Company, we gained 40 basis points of market share1 in the measured category of "food, consumables and health & wellness/OTC" during the 13 weeks ended Jan. 26, 2013. And, according to The NPD Group for the three-month period ending Dec. 31, 2012, we also improved market share1 in toys and the Walmart entertainment categories.

"Despite comps at the low end of the guidance, our market share1 gains, as noted by Nielsen and NPD, along with our two-year positive comp trend indicates the underlying strength of Walmart's business," said Simon. "Comp sales grew by 1.0 percent for the quarter, lapping a solid 1.5 percent comp last year. This represented $743 million in comp growth for the quarter."

The Walmart U.S. 13-week comp for last year's first quarter 13-week period rose 2.6 percent.

"We are confident that our low prices will continue to resonate, as families adjust to a reduced paycheck and increased gas prices," Simon said. "We see the underlying health of the Walmart U.S. business is sound, and sales trends are similar to what we've demonstrated in the last few quarters. However, February sales started slower than planned, due in large part, to the delay in income tax refunds. We began seeing increased tax refund check activity late last week in our stores, resulting in a more normalized weekly sales pattern for this time of the year. Due to the slower sales rate in the first few weeks of this year's first quarter, we are forecasting comp sales for the 13-week period from Jan. 26 to Apr. 26, 2013 to be around flat. We continue to monitor economic conditions that can impact our sales, such as rising fuel prices, changes in inflation and the payroll tax increase."

The Sam's Club 13-week comp, excluding fuel, benefited from a 1.6 percent increase in traffic and a 0.7 percent increase in average ticket.

"Overall, we are proud of the accomplishments this year at Sam's Club, but also recognize the mounting economic concern from both small businesses and consumers," said Rosalind Brewer, Sam's Club president and chief executive officer. "The business member at Sam's Club is an integral part of our comp sales. Recent traffic patterns of our business members indicate that they are more deliberate in their spending due to macro-economic factors. Additionally, like Walmart U.S., our Advantage members are pressured by higher payroll income taxes, ongoing unemployment and higher gas prices. Our role at Sam's Club is to support our members by creating value for them through price investments."

Last year, Sam's Club comp, without fuel, for the first quarter comparable 13-week period rose 5.3 percent.

"Our primary growth for fiscal 2014 will come from comp sales," Brewer said. Similar to Walmart U.S., the first two weeks of our first quarter comp period were below plan, but have improved over the last week. "We expect comp club sales, without fuel, for the current 13-week period from Jan. 26, 2013 through Apr. 26, 2013, to range between flat and 2.0 percent."

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending Apr. 26 on May 16 when the company reports first quarter results. For fiscal year 2014, Walmart will report comparable store sales on a 53-week basis, with 4-5-5 reporting for the fourth quarter. Walmart's comp reporting first week starts with Sat., Jan. 26, 2013.

1 Sources: The Nielsen Company, 13 weeks ended Jan. 26, 2013. The NPD Group, three-month period ending Dec. 31, 2012.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 200 million customers and members visit our 10,773 stores under 69 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2013 sales of approximately $466 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, and on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Please note: Walmart has a new phone number for accessing the pre-recorded call. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company's website at www.stock.walmart.com.

Forward Looking Statements
This release contains statements as to Wal-Mart Stores, Inc. management's forecasts of the company's diluted earnings per share from continuing operations attributable to Walmart for the fiscal quarter to end Apr. 30, 2013 and the fiscal year to end Jan. 31, 2014 (and statements of certain assumptions underlying such forecasts), management's forecasts of the company's effective tax rate for the fiscal year to end Jan. 31, 2014, of the company's increased costs for Global eCommerce for fiscal year 2014, of the comparable store sales of the Walmart U.S. segment of the company and the comparable club sales, excluding fuel, of the Sam's Club segment of the company for the 13-week period from Jan. 26, 2013 through Apr. 26, 2013 (and statements of assumptions underlying such forecasts) and of the costs in the first quarter of fiscal year 2014 associated with the FCPA and compliance matters, and management's expectations regarding the company continuing to progress in its five-year goal to reduce operating expenses as a percentage of sales by at least 100 basis points, that the company's strong financial position along with its EDLC and EDLP operating model will continue to produce strong sales and returns for the company's shareholders, that the Sam's Club segment's primary net sales growth in fiscal year 2014 will come from comparable club sales and that the Sam's Club segment's focus in fiscal year 2014 will be merchandising improvements and price investments that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase "assumes," "estimated," "expect," "forecast," "forecasting," "guidance," "will continue," and "will come" in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; the seasonality of Walmart's business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart's business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations, the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the cost of construction materials; the availability of acceptable building sites for new stores, clubs and facilities; zoning, land use and other regulatory restrictions; adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The accuracy of the forecast of the range of the company's effective tax rate for fiscal year 2014 can be affected by other factors, including changes in assessments of certain tax contingencies, valuation allowances, outcome of administrative audits, the impact of discrete items and the mix of earnings among the company's U.S. and international operations. The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Consolidated Statements of Income
(Unaudited)

SUBJECT TO RECLASSIFICATION	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
(Dollars in millions, except per share data)	2013	2012	Percent Change	2013	2012	Percent Change
Revenues:
Net sales	$127,104	$122,285	3.9%	$466,114	$443,854	5.0%
Membership and other income	815	884	(7.8)%	3,048	3,096	(1.6)%
Total revenues	127,919	123,169	3.9%	469,162	446,950	5.0%
Costs and expenses:
Cost of sales	96,128	92,589	3.8%	352,488	335,127	5.2%
Operating, selling, general and administrative expenses	23,191	22,179	4.6%	88,873	85,265	4.2%
Operating income	8,600	8,401	2.4%	27,801	26,558	4.7%
Interest:
Debt	465	490	(5.1)%	1,977	2,034	(2.8)%
Capital leases	68	70	(2.9)%	274	288	(4.9)%
Interest income	(56)	(31)	80.6%	(187)	(162)	15.4%
Interest, net	477	529	(9.8)%	2,064	2,160	(4.4)%
Income from continuing operations before income taxes	8,123	7,872	3.2%	25,737	24,398	5.5%
Provision for income taxes	2,247	2,434	(7.7)%	7,981	7,944	0.5%
Income from continuing operations	5,876	5,438	8.1%	17,756	16,454	7.9%
Loss from discontinued operations, net of income taxes	—	(31)	100.0%	—	(67)	100.0%
Consolidated net income	5,876	5,407	8.7%	17,756	16,387	8.4%
Less consolidated net income attributable to noncontrolling interest	(270)	(244)	10.7%	(757)	(688)	10.0%
Consolidated net income attributable to Walmart	$5,606	$5,163	8.6%	$16,999	$15,699	8.3%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$5,876	$5,438	8.1%	$17,756	$16,454	7.9%
Less consolidated net income attributable to noncontrolling interest	(270)	(244)	10.7%	(757)	(688)	10.0%
Income from continuing operations attributable to Walmart	$5,606	$5,194	7.9%	$16,999	$15,766	7.8%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.68	$1.52	10.5%	$5.04	$4.56	10.5%
Basic loss per common share from discontinued operations attributable to Walmart	—	(0.01)	100.0%	—	(0.02)	100.0%
Basic net income per common share attributable to Walmart	$1.68	$1.51	11.3%	$5.04	$4.54	11.0%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.67	$1.51	10.6%	$5.02	$4.54	10.6%
Diluted loss per common share from discontinued operations attributable to Walmart	—	(0.01)	100.0%	—	(0.02)	100.0%
Diluted net income per common share attributable to Walmart	$1.67	$1.50	11.3%	$5.02	$4.52	11.1%

Weighted-average common shares outstanding:
Basic	3,340	3,426		3,374	3,460
Diluted	3,355	3,442		3,389	3,474
Dividends declared per common share	$—	$—		$1.59	$1.46

Wal-Mart Stores, Inc.
Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	January 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$7,781	$6,550
Receivables, net	6,768	5,937
Inventories	43,803	40,714
Prepaid expenses and other	1,588	1,774
Total current assets	59,940	54,975
Property and equipment:
Property and equipment	165,825	155,002
Less accumulated depreciation	(51,896)	(45,399)
Property and equipment, net	113,929	109,603
Property under capital leases:
Property under capital leases	5,899	5,936
Less accumulated amortization	(3,147)	(3,215)
Property under capital leases, net	2,752	2,721

Goodwill	20,497	20,651
Other assets and deferred charges	5,987	5,456
Total assets	$203,105	$193,406

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$6,805	$4,047
Accounts payable	38,080	36,608
Accrued liabilities	18,808	18,180
Accrued income taxes	2,211	1,164
Long-term debt due within one year	5,587	1,975
Obligations under capital leases due within one year	327	326
Total current liabilities	71,818	62,300

Long-term debt	38,394	44,070
Long-term obligations under capital leases	3,023	3,009
Deferred income taxes and other	7,613	7,862
Redeemable noncontrolling interest	519	404

Commitments and contingencies

Equity:
Common stock	332	342
Capital in excess of par value	3,620	3,692
Retained earnings	72,978	68,691
Accumulated other comprehensive loss	(587)	(1,410)
Total Walmart shareholders’ equity	76,343	71,315
Nonredeemable noncontrolling interest	5,395	4,446
Total equity	81,738	75,761
Total liabilities and equity	$203,105	$193,406

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

SUBJECT TO RECLASSIFICATION	Fiscal Years Ended
	January 31,
(Dollars in millions)	2013	2012
Cash flows from operating activities:
Consolidated net income	$17,756	$16,387
Loss from discontinued operations, net of income taxes	—	67
Income from continuing operations	17,756	16,454
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	8,501	8,130
Deferred income taxes	(133)	1,050
Other operating activities	527	398
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	(614)	(796)
Inventories	(2,759)	(3,727)
Accounts payable	1,061	2,687
Accrued liabilities	271	(935)
Accrued income taxes	981	994
Net cash provided by operating activities	25,591	24,255

Cash flows from investing activities:
Payments for property and equipment	(12,898)	(13,510)
Proceeds from the disposal of property and equipment	532	580
Investments and business acquisitions, net of cash acquired	(316)	(3,548)
Other investing activities	71	(131)
Net cash used in investing activities	(12,611)	(16,609)

Cash flows from financing activities:
Net change in short-term borrowings	2,754	3,019
Proceeds from issuance of long-term debt	211	5,050
Payments of long-term debt	(1,478)	(4,584)
Dividends paid	(5,361)	(5,048)
Purchase of Company stock	(7,600)	(6,298)
Other financing activities	(498)	(597)
Net cash used in financing activities	(11,972)	(8,458)

Effect of exchange rates on cash and cash equivalents	223	(33)
Net increase (decrease) in cash and cash equivalents	1,231	(845)
Cash and cash equivalents at beginning of year	6,550	7,395
Cash and cash equivalents at end of year	$7,781	$6,550

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $12.7 billion and $10.7 billion for the fiscal years ended Jan. 31, 2013 and 2012, respectively. The increase in free cash flow was primarily due to income from continuing operations outpacing the growth in capital expenditures.

Free cash flow is considered a non-GAAP financial measure under the SEC's rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire consolidated statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the fiscal years ended Jan. 31, 2013 and 2012, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	Fiscal Years Ended
	January 31,
(Dollars in millions)	2013	2012
Net cash provided by operating activities	$25,591	$24,255
Payments for property and equipment	(12,898)	(13,510)
Free cash flow	$12,693	$10,745

Net cash used in investing activities[1]	$(12,611)	$(16,609)
Net cash used in financing activities	$(11,972)	$(8,458)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.2 percent and 18.6 percent for the fiscal years ended Jan. 31, 2013 and 2012, respectively. The decline was primarily driven by acquisitions and currency exchange rate fluctuations.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations, plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC's rules. We consider return on assets ("ROA") to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by Walmart's management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Fiscal Years Ended
		January 31,
(Dollars in millions)		2013	2012
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$27,801	$26,558
+ Interest income		187	162
+ Depreciation and amortization		8,501	8,130
+ Rent		2,602	2,394
Adjusted operating income		$39,091	$37,244

Denominator
Average total assets of continuing operations[1]		$198,193	$186,984
+ Average accumulated depreciation and amortization[1]		51,829	47,613
- Average accounts payable[1]		37,344	35,142
- Average accrued liabilities[1]		18,478	18,428
+ Rent x 8		20,816	19,152
Average invested capital		$215,016	$200,179
Return on investment (ROI)		18.2%	18.6%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$17,756	$16,454
Denominator
Average total assets of continuing operations[1]		$198,193	$186,984
Return on assets (ROA)		9.0%	8.8%

	As of January 31,
Certain Balance Sheet Data	2013	2012	2011
Total assets of continuing operations[2]	$203,068	$193,317	$180,651
Accumulated depreciation and amortization	55,043	48,614	46,611
Accounts payable	38,080	36,608	33,676
Accrued liabilities[3]	18,802	18,154	18,701

[1]	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

[2]
Total assets of continuing operations as of Jan. 31, 2013, 2012 and 2011 in the table above exclude assets of discontinued operations of $37 million, $89 million and $131 million, respectively, which are recorded in prepaid expenses and other in the company's Consolidated Balance Sheets.

[3]
Accrued liabilities as of Jan. 31, 2013, 2012 and 2011 in the table above exclude liabilities of discontinued operations of $6 million, $26 million and $47 million, respectively, which are recorded in accrued liabilities in the company's Consolidated Balance Sheet.

Constant Currency
In discussing our operating results, the term currency exchange rates are those we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for net sales and operating income for the three and twelve months ended Jan. 31, 2013, respectively.

	Three Months Ended January 31, 2013				Twelve Months Ended January 31, 2013
	International		Consolidated		International		Consolidated
(Dollars in millions)	2013	Percent Change	2013	Percent Change	2013	Percent Change	2013	Percent Change
Net Sales:
As reported	$37,949	6.9%	$127,104	3.9%	$135,201	7.4%	$466,114	5.0%
Currency exchange rate fluctuations[1]	(147)		(147)		4,515		4,515
	37,802		126,957		139,716		470,629
Net sales from acquisitions	(200)		(200)		(3,974)		(3,974)
Constant currency net sales	$37,602	6.0%	$126,757	3.7%	$135,742	7.8%	$466,655	5.1%

Operating Income:
As reported	$2,436	6.1%	$8,600	2.4%	$6,694	8.3%	$27,801	4.7%
Currency exchange rate fluctuations[1]	(78)		(78)		111		111
	2,358		8,522		6,805		27,912
Operating income from acquisitions	(2)		(2)		(55)		(55)
Constant currency operating income	$2,356	2.6%	$8,520	1.4%	$6,750	9.2%	$27,857	4.9%

[1]	Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.